Exhibit 99.1

ASCENT CAPITAL GROUP PURCHASES 351,734 SHARES OF SERIES B COMMON STOCK FROM DR. JOHN MALONE

Englewood, CO - October 25, 2013 - Ascent Capital Group, Inc. (“Ascent” or the “Company”) (Nasdaq: ASCMA) (OTCQB: ASCMB) announced today that it has purchased 351,734 shares of Ascent’s Series B common stock from Dr. John Malone for aggregate cash consideration of approximately $32.7 million. Following the transaction, Dr. Malone will continue to beneficially own 351,734 Ascent Series B shares and 198,540 Ascent Series A shares, which together represent approximately 21.6% of the Company’s outstanding voting power.

Dr. Malone commented, “I’ve been very pleased with Ascent’s strong operational and financial performance and I remain confident in management’s ability to continue delivering strong returns for its shareholders.  I remain an enthusiastic and supportive shareholder.”

Bill Fitzgerald, Ascent’s Chairman and Chief Executive Officer, said, “I am very grateful to John for the interest and support he has provided us.  I look forward to his continued good counsel and insights as we continue to execute against our objectives.”

About Ascent Capital Group, Inc.

Ascent is a holding company and owns 100 percent of its operating subsidiary, Monitronics International Inc., one of the nation’s largest, fastest-growing home security alarm monitoring companies, headquartered in Dallas, TX, and certain former subsidiaries of Ascent Media Group, LLC.

Contact:

Erica Bartsch

Sloane & Company

212-446-1875

ebartsch@sloanepr.com